THIS SERVICES AGREEMENT (this “Agreement”) is dated as of September 19, 2009 and is between MedQuist Inc., a company incorporated in New Jersey (together with its successors, the “Company”), and CBay Inc., a company incorporated in Delaware (“CBay”).

BACKGROUND

1. CBay has expertise in the areas of management, finance, strategy, acquisitions and other matters relating to the Company and its business.

2. The Company desires to avail itself of CBay’s expertise, which the Company believes will be beneficial to it, and CBay desires to provide the Services (as defined below) to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

3. The rendering by CBay of the Services has been made and will be made on the basis that the Company will pay, or cause to be paid, the fees described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Appointment. The Company hereby engages CBay to render the Services on the terms and subject to the conditions of this Agreement.

SECTION 2. Services.

(a) CBay agrees that until the Termination Date (as defined below), it will render to the Company, upon the request of the Company’s Chief Executive Officer and by and through itself and its affiliates (excluding the Company and its subsidiaries), advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, those services set forth on Exhibit A to this Agreement (collectively, the “Services”).

(b) It is understood and agreed that the Services hereunder will be performed primarily by Robert M. Aquilina, Michael Seedman and Clyde Swoger, or their replacements at CBay who are reasonably acceptable to the Company’s Chief Executive Officer; that these individuals will devote such time as may be required by the Company’s Chief Executive Officer, consistent with past practice, to performing Services hereunder; and that CBay will, in its reasonable discretion and upon prior consultation with the Company’s Chief Executive Officer, utilize such other persons who have the requisite experience and knowledge to perform the Services as may be necessary from time to time. It is further understood and agreed that CBay will use commercially reasonable efforts to make available from time to time the services of Peter Berger and Frank Baker (or their successors at S.A.C. Private Capital Group, LLC (“SAC PCG”) who are reasonably acceptable to the Company’s Chief Executive Officer) to perform Services hereunder as may be required in its or the Company’s Chief Executive Officer’s reasonable discretion.

SECTION 3. Services Fee.

(a) In consideration of the Services rendered by CBay since July 1, 2009 and to be rendered by CBay pursuant to this Agreement, the Company will pay, or will cause to be paid, to CBay a quarterly services fee equal to $350,000 (the “Services Fee”), which shall be payable in arrears. As promptly as possible following the end of each calendar quarter, CBay shall deliver to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) a Services Report in respect of such calendar quarter, and the Audit Committee shall endeavor to review and consider for acceptance such Services Report at the meeting of the Audit Committee held each quarter to review the Company’s financial statements for such quarter. “Services Report” shall mean a report prepared by CBay describing in reasonable detail the services provided by CBay under this Agreement during the quarter, including without limitation a description of the matters worked on, the name of each person who performed Services and the approximate percentage of his working time devoted to performing Services. The Company’s Chief Executive Officer shall certify that the Services set forth in the Services Report were performed in the applicable calendar quarter. If requested by the Audit Committee in connection with its review of the Services Report as certified by the Company’s Chief Executive Officer, CBay will make available to the Audit Committee those personnel who performed the Services described in the Services Report. The Services Fee for each calendar quarter, beginning with the calendar quarter ended September 30, 2009, shall be paid by the Company to CBay in respect of Services rendered for such quarter on the later of (i) 45 days after the end of such quarter and (ii) five (5) business days following the Audit Committee’s acceptance of, in accordance with this Section 3(a), a Services Report certified by the Company’s Chief Executive Officer for such period.

(b) In the event the Company or any of its subsidiaries (i) enters into a business combination transaction with another entity that is large enough to constitute a “significant subsidiary” of the Company under any of the relevant tests contained in Regulation S-X as promulgated by the United States Securities and Exchange Commission, or (ii) disposes of an entity that constitutes a “significant subsidiary” of the Company, the Company and CBay will enter into good faith discussions to determine whether an adjustment to the Services Fee is required in light of any change in the extent of Services required hereunder as a result of such business combination or disposition. Any adjustment to the Services Fee pursuant to this Section 3(b) must be approved by the Audit Committee.

(c) To the extent the Company cannot pay, or cause to be paid, the Services Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company or its subsidiaries, the payment by the Company or any of its subsidiaries to CBay of the Services Fee will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Services Fee is no longer prohibited by law or under any contract applicable to the Company and the Company is otherwise able to make such payment or cause such payment to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Services Fee by CBay shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. If the payment of any Services Fee is deferred pursuant to this Section 3(c), the unpaid portion of such Services Fee shall bear interest at an annual rate of six percent (6%) from the date such payment would have been made but for this Section 3(c) until paid. CBay may, at its sole option and discretion, elect to forbear payment of the Services Fee for any quarter for any period of time specified by CBay; however, in such event, CBay shall not be entitled to interest on such Services Fee during the forbearance period specified by CBay, and the Company’s obligation to pay such Services Fee at the end of the forbearance period specified by CBay shall be subject to the first sentence of this Section 3(c), but if the Company cannot pay the Services Fee at the end of the forbearance period specified by CBay because of the first sentence of this Section 3(c), then CBay shall be entitled to interest on such Services Fee from the end of the forbearance period specified by CBay until paid.

(d) During the term of this Agreement, none of Messrs. Aquilina, Baker, Berger, Seedman, Swoger, any other person providing Services hereunder, nor any other person employed by SAC PCG or CBay or any of their respective affiliates (other than the Company and its subsidiaries), shall be entitled to any fees for serving as a director of the Company or any of its subsidiaries.

SECTION 4. Reimbursements.

(a) In addition to the fees payable pursuant to this Agreement, the Company will pay directly, or reimburse CBay and each of its affiliates (other than the Company and its subsidiaries) for, Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by persons employed by CBay and its affiliates (other than the Company and its subsidiaries) in connection with the Services provided by them under this Agreement, including, without limitation, transportation, travel-related expenses or any similar expense not associated with CBay’s or its affiliates’ (other than the Company and its subsidiaries) ordinary operations. Notwithstanding the foregoing, Out-of-Pocket Expenses shall not include, and the Company will not be obligated to pay directly or reimburse, any of the following, without the prior written agreement of the Company: (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by CBay or any of its affiliates (other than the Company and its subsidiaries), and (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by CBay or any of its affiliates (other than the Company and its subsidiaries).

(b) All payments or reimbursements for Out-of-Pocket Expenses will be made by the Company within 30 days following delivery by CBay to the Company and the Chairman of the Audit Committee of an invoice containing reasonable documentation of such expenses in accordance with the Company’s policy for reimbursement of out-of-pocket expenses (including without limitation the requirement that all requests for reimbursement of out-of-pocket expenses be submitted within 60 days of the date such expenses are incurred).

SECTION 5. Indemnification. The Company will indemnify and hold harmless those persons providing Services hereunder from and against any and all actions, suits, investigations, losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several, related to, arising out of or in connection with the Services rendered by them hereunder, to the same extent as it would indemnify and hold such persons harmless if they were officers of the Company.

SECTION 6. Term.

(a) This Agreement will become effective as of the date hereof and will continue until the “Termination Date,” which is the earliest to occur of (i) December 31, 2009, if either party hereto gives notice of termination of this Agreement to the other party no later than December 1, 2009, (ii) the end of any calendar quarter subsequent to December 31, 2009, if either party hereto gives notice of termination of this Agreement to the other party no later than thirty (30) days prior to the end of such calendar quarter, (iii) such time as CBay’s affiliates (other than the Company and its subsidiaries) control, directly or indirectly, the power to vote less than thirty percent (30%) of the issued and outstanding common equity of the Company, and (iv) such earlier date as the Company and CBay may mutually agree upon in writing. For purposes of this Section 6(a), the Audit Committee shall act on behalf of the Company, and any determination by the Audit Committee to terminate this Agreement shall be deemed the determination, decision and act of the Company.

(b) Notwithstanding the foregoing, (i) the occurrence of the Termination Date will not affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of such date, (ii) Section 4 hereof will remain in effect after the Termination Date with respect to Out-of-Pocket Expenses that were incurred prior to the Termination Date, but which have not been paid to CBay in accordance with Section 4 hereof, and (iii) the provisions of Sections 3(c), 5, 6, 7 and 8 hereof will survive after the Termination Date.

(c) If the Termination Date occurs on a date that is not the end of a calendar quarter, the Services Fee shall be prorated based on the number of days Services were provided during such quarter.

SECTION 7. Standard of Care; Confidentiality; Disclaimer.

(a) Standard of Care. The Services to be provided by CBay hereunder shall be performed in compliance with applicable law, and with the same degree of care, skill and prudence as when performed within CBay’s own organization.

(b) Confidentiality. Neither CBay nor any of its agents, affiliates (excluding the Company and its subsidiaries), officers, employees, advisors or representatives (each, a “CBAY Covered Party”) shall, directly or indirectly, disclose any Confidential Information (as defined below) relating to the Company and its subsidiaries or use any such Confidential Information other than to perform the duties of CBay under this Agreement. Neither the Company nor any of its agents, subsidiaries, officers, employees, advisors or representatives (each, a “Company Covered Party” and, together with each CBAY Covered Party, a “Covered Party”) shall, directly or indirectly, disclose any Confidential Information (as defined below) relating to CBay and its subsidiaries (excluding the Company and its subsidiaries). Each Covered Party in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. “Confidential Information” means (i) in the case of a Company Covered Party, information relating to the business and operations of CBay and its affiliates (other than the Company and its subsidiaries) and (ii) in the case of a CBay Covered Party, information relating to the business and operations of the Company and its subsidiaries, in the case of (i) and (ii) that is not generally known or available to the public, including but not limited to financial information and projections; business strategies; fees, costs and pricing structures; marketing plans; trade secrets and know-how; customer lists; employee matters; and all similar and related information, whether tangible or intangible, and whether disclosed in written, oral, audio, visual, electronic or other form. Notwithstanding the foregoing, a Covered Party may disclose Confidential Information to the extent (x) such information is already known to the Covered Party or its representatives (it being understood that Confidential Information made available to a CBay Covered Party in connection with the performance of Services hereunder shall not constitute such Confidential Information being already known by a CBay Covered Party for purposes of this clause (x)) or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Covered Party or its representatives, (y) the disclosure is required by law or a court order, or (z) the disclosure is required in any report, statement, testimony or other submission to any governmental authority having or claiming to have jurisdiction over such Covered Party. Each party agrees that the other party would be irreparably injured by, and that money damages would not be a sufficient remedy for, a breach of this Section 8(b) by it (or the other persons included as its Covered Party) and that, in such event, the other party shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance without the posting of any bond.

(c) Disclaimer. Except as provided in this Agreement, CBay makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder. In no event shall CBay or any person providing Services hereunder on behalf of CBay be liable to the Company or any of its subsidiaries for any act, alleged act, omission or alleged omission in connection with this Agreement that does not constitute gross negligence or willful misconduct of CBay as determined by a final, non-appealable determination of a court of competent jurisdiction.

SECTION 8. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto; provided that no amendment, waiver or consent by the Company shall be effective unless approved by the Audit Committee. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to CBay:

CBay Inc
2661 Riva Road, Building 800
Annapolis, MD 21401
Fax: 1.410.266.5475
Attn: Chief Financial Officer

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, California 90067
Attention: Daniel Clivner
Facsimile: (310) 407-7502

if to the Company:

MedQuist Inc.
1000 Bishops Gate Boulevard, Suite 300
Mt. Laurel, NJ 08054
Attention: Chief Executive Officer
Facsimile: 856.206.4215

with copies (which copy shall not constitute notice) to:

MedQuist Inc.
1000 Bishops Gate Boulevard, Suite 300
Mt. Laurel, NJ 08054
Attention: General Counsel
Facsimile: 856.206.4215

MedQuist Inc.
1000 Bishops Gate Boulevard, Suite 300
Mt. Laurel, NJ 08054
Attention: Chairman of the Audit Committee
Facsimile: 856.206.4215

and

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Paul Jacobs
Facsimile: (212) 318-3400

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one (1) business day after being sent by overnight courier.

(c) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any conflicts of law principles.

(e) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New Jersey for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New Jersey law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(b) hereof is reasonably calculated to give actual notice.

(f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party hereto, which in the case of consent by the Company shall require the approval of the Audit Committee. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 5 and 7(c) hereof, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement.

(g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Each payment required to be made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by CBay to the Company prior to such payment.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the date first written above.

CBAY INC.

By:	/s/ Raman Kumar

Name: Raman Kumar Title: Vice Chairman & Chief Executive Officer

MEDQUIST INC.

By:	/s/ Mark R. Sullivan

Name: Mark R. Sullivan Title: General Counsel, Chief Compliance Officer & Secretary

EXHIBIT A

SERVICES

1.	Advice and oversight on all aspects of the Company’s business, including but not limited to financial, operational and strategic matters.

2.	Advice regarding the selection and engagement of auditors and insurance programs.

3.	Advice regarding the selection and recruitment of key executives and negotiation of employment agreements and other arrangements with such executives.

4.	Advice regarding the structure and timing of public or private debt or equity arrangements.

5.	Advice regarding potential dispositions and acquisitions by, and the strategy of, the Company and its subsidiaries.

6.	Advice regarding management and operational systems and processes and internal controls.

7.	Advice regarding sales and marketing strategy.

8.	Advice regarding the Company’s presence/market position, including without limitation providing competitive intelligence.

9.	Advice regarding product development and research and development, including without limitation the review and refinement of plans for future technology platforms, product development, new products, and product extensions.

10.	Advice in identifying potential opportunities to create synergies between CBay and the Company through shared services.

11.	Such other advice directly related or ancillary to the above advisory services as may be reasonably requested by the Chief Executive Officer of the Company.